Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Robert Elliott	Charles Messman, Todd Kehrli
Chief Marketing Officer	MKR Group
949-362-5800	323-468-2300
relliott@smithmicro.com	ir@mkr-group.com
SMITH MICRO SOFTWARE REPORTS THIRD QUARTER
FINANCIAL RESULTS AND ANNOUNCES COMPLETION OF CORE MOBILITY
ACQUISITION
Third Quarter 2009 EPS of $0.06 GAAP and $0.20 Non-GAAP
Aliso Viejo, CA, November 4, 2009 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the mobility market, today reported financial results for its 2009 third quarter ended September 30, 2009.
“I am pleased to report another solid performance for the Company,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Growth during this challenging economic environment is not easy to come by and is a testament to the strength of our connectivity solutions for our key customers.”
Mr. Smith continued, “We have expanded our footprint through our acquisition of Core Mobility, which gives us more exposure to the handset space and adds a suite of new technologies. This acquisition, which closed October 26, 2009, enhances our strategy to provide customers with embedded mobile software solutions focused on the handset.”
Smith Micro reported revenues of $27.8 million for the third quarter ended September 30, 2009; a 4% increase over the $26.6 million reported in the third quarter ended September 30, 2008 and revenues of $77.6 million for the first nine months of 2009 as compared to $72.0 million for the first nine months of 2008. Both quarterly and year to date revenue performance for 2009 are Company records.
Third quarter gross profit on a GAAP basis of $24.3 million increased $2.8 million, or 13%, from the third quarter ended September 30, 2008. On a non-GAAP basis (which excludes amortization of intangibles, stock compensation and non-cash tax expense), third quarter gross profit was $25.5 million, an increase of $3.1 million, or 14%, from the same quarter last year.
GAAP gross profit, as a percentage of revenues was 87.3% for the third quarter of 2009, compared with 80.5% for the same quarter last year. Non-GAAP gross profit as a percentage of revenues was 91.6% for the third

Smith Micro 2009 Third Quarter Financial Results	Page 2 of 7
quarter of 2009, compared to 84.2% for the same quarter last year.
GAAP net income for the third quarter of 2009 increased to $2.0 million or $0.06 per diluted share, compared to a GAAP net loss for the third quarter of 2008 of $1.6 million, or a $0.05 loss per diluted share.
Non-GAAP net income for the third quarter of 2009 increased to $6.6 million, or $0.20 per diluted share, which compared to $6.0 million, or $0.19 per diluted share for the third quarter of 2008.
Total cash and cash equivalents and short-term investments increased $11.9 million during the first nine months of 2009 to $48.5 million, up from $36.6 million at December 31, 2008.
For the nine-months ended September 30, 2009, the Company reported revenues of $77.6 million, an 8% increase from $72.0 million for the nine months ended September 30, 2008.
GAAP gross profit of $65.6 million increased $9.4 million, or 17%, for the nine months ended September 30, 2009 compared to $56.2 million for the nine months ended September 30, 2008.
Non-GAAP gross profit (which excludes amortization of intangibles, stock compensation and non-cash tax expense) was $69.3 million for the nine months ended September 30, 2009, an increase of $10.1 million, or 17%, from the same period last year.
GAAP net income for the nine months ended September 30, 2009 was $3.5 million, or $0.11 per diluted share, compared to a GAAP net loss for the nine months ended September 30, 2008 of $2.1 million, or a $0.07 loss per diluted share. Non-GAAP net income for the nine months ended September 30, 2009 increased 27% to $16.2 million, or $0.50 per diluted share, as compared to $12.7 million, or $0.41 per diluted share, for the nine months ended September 30, 2008.
The Company uses a non-GAAP reconciliation of gross profit, net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Financial Guidance:

Smith Micro 2009 Third Quarter Financial Results	Page 3 of 7
Although our third quarter revenues set a record for a fiscal quarter, the continuing negative economic environment has reduced our actual third quarter revenues relative to our expectations and has created uncertainty and limited visibility in our ability to forecast fourth quarter 2009 revenues. Accordingly, we are lowering our guidance for full fiscal year 2009 revenues to $105-110 million from $110-115 million.
Investor Conference Call:
Smith Micro Software will hold an investor conference call today to discuss the Company’s third quarter results at 4:30 p.m. ET, November 4, 2009. To access the call dial (888) 561-1799 and when prompted provide the pass code “SMSI”. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software, Inc.:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops mobility solutions that enable seamless broadband connectivity and next generation media and mobile convergence products over wireless networks. Smith Micro’s complete lines of products are available through its sales groups, direct from its websites, retail distributors, and value-added resellers. Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI. For more information, please visit: http://www.smithmicro.com.
Safe Harbor Statement: This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s revenue guidance for fiscal 2009, our financial prospects and other projections of our performance, the company’s ability to increase our business and the anticipated timing and financial performance of our new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for products from customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release. Revenue guidance provided in this press release represents a point-in-time estimate and are based on

Smith Micro 2009 Third Quarter Financial Results	Page 4 of 7
information as of the date of this press release. Management has made numerous assumptions in providing this guidance, which while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. Smith Micro expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.
Smith Micro, Smith Micro logo is registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

Smith Micro 2009 Third Quarter Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results
(in thousands, except per share amounts)

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 9/30/09:
Gross profit	$24,280	$27	$1,166	$0	$25,473
Profit before taxes	$4,259	$2,405	$2,127	$0	$8,791
Net income	$1,981	$2,405	$2,127	$80	$6,593
EPS-diluted	$0.06	$0.07	$0.07	$0.00	$0.20

Three Months Ended 9/30/08:
Gross profit	$21,444	$99	$876	$0	$22,419
Profit before taxes	$2,153	$3,356	$1,961	$0	$7,470
Net income (loss)	($1,576)	$3,356	$1,961	$2,235	$5,976
EPS-diluted	($0.05)	$0.11	$0.06	$0.07	$0.19

Nine Months Ended 9/30/09:
Gross profit	$65,609	$156	$3,532	$0	$69,297
Profit before taxes	$7,705	$7,480	$6,411	$0	$21,596
Net income	$3,536	$7,480	$6,411	($1,230)	$16,197
EPS-diluted	$0.11	$0.23	$0.20	($0.04)	$0.50

Nine Months Ended 9/30/08:
Gross profit	$56,197	$331	$2,709	$0	$59,237
Profit before taxes	$212	$10,102	$5,580	$0	$15,894
Net Income (loss)	($2,051)	$10,102	$5,580	($909)	$12,722
EPS-diluted	($0.07)	$0.33	$0.18	($0.03)	$0.41

Smith Micro 2009 Third Quarter Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statement of Operations for the Three and Nine Months Ended September 30, 2009 and 2008
(in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues	$27,820	$26,641	$77,594	$71,973
Cost of revenues	3,540	5,197	11,985	15,776

Gross profit	24,280	21,444	65,609	56,197

Operating expenses:
Selling and marketing	5,946	6,255	18,371	18,829
Research and development	9,229	8,199	26,066	23,121
General and administrative	4,967	4,941	13,962	14,555

Total operating expenses	20,142	19,395	58,399	56,505

Operating income (loss)	4,138	2,049	7,210	(308)
Interest and other income	121	104	495	520

Profit before taxes	4,259	2,153	7,705	212

Income tax expense	2,278	3,729	4,169	2,263

Net income (loss)	$1,981	$(1,576)	$3,536	$(2,051)

Earnings (loss) per share:
Basic	$0.06	$(0.05)	$0.11	$(0.07)
Diluted	$0.06	$(0.05)	$0.11	$(0.07)

Weighted average shares outstanding:
Basic	32,523	31,289	32,182	30,856
Diluted	33,145	31,289	32,641	30,856

Smith Micro 2009 Third Quarter Financial Results	Page 7 of 7
Smith Micro Software, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash & cash equivalents	$16,175	$13,966
Short term investments	32,361	22,649
Accounts receivable, net	23,293	18,424
Inventory, net	506	1,097
Prepaid and other assets	798	869
Deferred tax asset	1,658	1,698

Total current assets	74,791	58,703
Equipment & improvements, net	7,046	4,289
Goodwill	83,483	83,483
Intangible assets, net	21,187	27,603
Other assets	160	157
Deferred tax asset	2,760	2,760

TOTAL ASSETS	$189,427	$176,995

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,162	$3,492
Accrued liabilities	4,936	6,710
Deferred revenue	2,331	923

Total current liabilities	11,429	11,125
Long-term liabilities	211	466
Stockholders’ equity:
Common stock	33	31
Additional paid in capital	174,759	165,864
Accumulated other comprehensive income	19	69
Accumulated earnings (deficit)	2,976	(560)

Total stockholders’ equity	177,787	165,404

TOTAL LIABILITIES & EQUITY	$189,427	$176,995